Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
Jefferies Financial Group Inc. (“Jefferies,” the “Company,” “we,” “us,” “our” or “Issuer”) has five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) Our common shares, par value $1.00 per share (“Common Shares”); (2) our 4.850% Senior Notes due 2027; (3) our 2.75% Senior Notes Due 2032; (4) our 5.875% Senior Notes due 2028, and (5) our 6.200% Senior Notes Due 2034.
Description of Common Shares
Authorized Capital
Pursuant to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Company is authorized to issue 606,000,000 shares, which consist of 600,000,000 shares of our Common Shares, and 6,000,000 preferred shares, par value $1.00 per share (the “Preferred Shares”).
Dividend Rights
Subject to the rights of the holders of our Preferred Shares that may be outstanding, holders of our Common Shares are entitled to receive dividends as may be declared by the Company’s board of directors out of funds legally available to pay dividends.
Voting Rights
Each holder of our Common Shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of the Company’s shareholders.
No Preemptive, Conversion or Redemption Rights; No Sinking Fund Provisions
Holders of our Common Shares have no preemptive rights to purchase or subscribe for any shares or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our Common Shares.
Liquidation Rights
In the event of any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, and after the holders of our Preferred Shares shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders will be entitled have been deposited in trust with a bank or trustee having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of our Preferred Stock, the remaining net assets of the Company shall be distributed pro rata to the holders of our Common Shares.
Certain Other Provisions of Our Certificate of Incorporation and By-Laws
The Certificate of Incorporation and/or the By-Laws, include the following provisions, not previously discussed above, that may have effect of delaying, deferring or preventing a change in control of the Company:
•Our board of directors may adopt, amend or repeal the By-Laws without shareholder approval;
•Vacancies on our board of directors (including any vacancy due to an increase in the size of our board of directors) may be filled by a majority of remaining directors, although less than a quorum;
•Our directors may only be removed with cause;
•Our By-Laws establish an advance notice procedure and proxy access procedures for shareholders to submit proposed nominations of persons for election to our board of directors at our annual meeting of shareholders;
•Our By-Laws otherwise limit the ability to call special meetings of shareholders to our board of directors; and
•Our board of directors is authorized to issue Preferred Shares without shareholder approval.
The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Incorporation and the By-Laws. For additional information we encourage you to read: the Certificate of Incorporation and By-Laws; and applicable provisions of the Business Corporation Law of the State of New York, including Section 717, Section 912 and Section 513.

Description of the Notes
The following description of our 4.850% Senior Notes due 2027 (the “2027 Notes”), our 2.750% Senior Notes Due 2032 (the “2032 Notes”), our 5.875% Senior Notes due 2028 (the “2028 Notes”) and our 6.200% Senior Notes Due 2034 (the “2034 Notes”, and together with the 2027 Notes, the 2032 Notes and the 2028 Notes, the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to, in the case of each of the 2027 Notes and the 2032 Notes, the indenture, dated as of May 26, 2016 between Jefferies Group LLC, Jefferies Group Capital Finance Inc. and the Bank of New York Mellon (“BNYM”), as trustee, as supplemented by a first supplemental indenture, dated as of November 1, 2022 between us and BNYM (the “Senior Indenture”), in the case of the 2028 Notes, the indenture, dated as of October 18, 2013, between us and BNYM, as trustee, as supplemented by a third supplemental indenture, dated as of July 21, 2023, between us and BNYM (the “2028 Notes Indenture”), and in the case of the 2034 Notes, the indenture, dated as of October 18, 2013, between us and BNYM, as trustee, as supplemented by a fourth supplemental indenture, dated as of April 16, 2024, between us and BNYM (the “2034 Notes Indenture”),which are incorporated by reference as exhibits to the Annual Report on Form 10-K.
General
The initial aggregate principal amount of the 2027 Notes is $750,000,000, the initial aggregate principal amount of the 2032 Notes is $500,000,000, the initial aggregate principal amount of the 2028 Notes is $1,000,000,000 and the initial aggregate principal amount of the 2034 Notes is $1,500,000,000.
Interest Payments and Maturity
The 2027 Notes will mature on January 15, 2027, the 2032 Notes will mature on October 15, 2032, the 2028 Notes will mature on July 21, 2028 and the 2034 Notes will mature on April 14, 2034. The 2027 Notes bear interest at a rate of 4.850%, the 2032 Notes bear interest at a rate of 2.750%, the 2028 Notes bear interest at a rate of 5.875% and the 2034 Notes bear interest at a rate of 6.200%.
Interest on the 2027 Notes accrues from January 17, 2017, or from the most recent interest payment date to which interest has been paid or provided for. We pay interest on the 2027 Notes on January 15 and July 15 of each year, commencing July 15, 2017 to holders of record at the close of business on the immediately preceding January 1 and July 1.
Interest on the 2032 Notes accrues from October 7, 2020, or from the most recent interest payment date to which interest has been paid or provided for. We pay interest on the 2032 Notes on April 15 and October 15 of each year, commencing April 15, 2021 to holders of record at the close of business on the immediately preceding March 31 and September 30.
Interest on the 2028 Notes accrues from July 21, 2023, or from the most recent interest payment date to which interest has been paid or provided for. We pay interest on the 2028 Notes on January 21 and July 21 of each year, commencing January 21, 2024 to holders of record at the close of business on the immediately preceding January 6 and July 6.
Interest on the 2034 Notes accrues from April 16, 2024, or from the most recent interest payment date to which interest has been paid or provided for. We pay interest on the 2034 Notes on April 14 and October 14 of each year, commencing October 14, 2024 to holders of record at the close of business on the immediately preceding March 30 and September 29.
Interest is to be calculated on the basis of a 360-day year comprising twelve 30-day months. Interest on the Notes will be paid by check mailed to the persons in whose names the Notes are registered at the close of business on the applicable record date or, at our option, by wire transfer to accounts maintained by such persons with a bank located in the United States. The principal of the Notes will be paid upon surrender of the Notes at the corporate trust office of the trustee. For so long as the Notes are represented by global notes, we will make payments of interest by wire transfer to The Depository Trust Company (“DTC”) or its nominee, which will distribute payments to beneficial holders in accordance with its customary procedures.
The Notes are not entitled to any sinking fund.
Ranking
The Notes will be senior unsecured obligations, each ranking equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness.
Optional Redemption
The 2027 Notes and the 2032 Notes
In this subsection only, references to “Notes” means the 2027 Notes together with the 2032 Notes.

The Notes are redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:
(i) 100% of the principal amount of the Notes to be redeemed; or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any such portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 40 basis points with respect to the 2027 Notes, and 35 basis points with respect to the 2032 Notes, plus accrued interest thereon to the date of redemption.
Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Senior Indenture.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Quotation Agent” means the Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (i) Jefferies LLC (or its affiliates that are Primary Treasury Dealers) and their respective successors, as applicable; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all the Notes are to be redeemed, the Notes shall be selected in accordance with the procedures of DTC.
The 2028 Notes and the 2034 Notes
In this subsection only, references to “Notes” means the 2028 Notes together with the 2034 Notes.
Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, in the case of the 2028 Notes, 30 basis points, and in the case of the 2034 Notes, 25 basis points, less (b) interest accrued to the date of redemption, and
(ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.
Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable.
“Par Call Date” means, with respect to the 2028 Notes, June 21, 2028 (the date that is one month prior to the scheduled maturity of the 2028 Notes) and, with respect to the 2034 Notes, January 14, 2034 (the date that is three months prior to the scheduled maturity of the 2034 Notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as
“Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made by the Trustee by lot, provided, that Notes represented by global notes will be selected in accordance with the procedures of DTC or another depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any of the Notes are to be redeemed in part only, the notice of redemption that relates to the Notes will state the portion of the principal amount of the Notes to be redeemed. For so long as the Notes are held by

DTC, Euroclear, Clearstream (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.
Payment of Additional Amounts
The 2027 Notes
We will not pay additional amounts for taxes on the 2027 Notes.
The 2032 Notes
We will pay to the holder of any 2032 Notes who is a United States alien holder such additional amounts as may be necessary so that every net payment of principal of and interest on the 2032 Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such 2032 Note to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:
•any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;
•any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the 2032 Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
•any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;
•any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;
•any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such 2032 Note;
•any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any 2032 Note if such payment can be made without withholding by any other paying agent;
•any tax, assessment or other governmental charge that is imposed by reason of a holder’s present or former status as (i) the actual or constructive owner of 10% or more of the total combined voting power of our stock, as determined for purposed of Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor provision) or (ii) a controlled foreign corporation that is related to us, as determined for purposes of Section 881(c)(3)(C) of the Code (or any successor provision);
•any tax, assessment or other governmental charge (i) in the nature of a backup withholding tax, (ii) as a result of the failure to comply with information reporting requirements or (iii) imposed under the Hiring Incentives to Restore Employment Act of 2010 or any substantially similar successor legislation, any current or future regulations or official interpretations thereof, any agreement entered into pursuant thereto, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection therewith;
•any tax, assessment or other governmental charge imposed solely because the holder or the beneficial owner of such 2032 Note (i) is a bank purchasing such 2032 Note in the ordinary course of its lending business or (ii) is a bank that is neither (a) buying such 2032 Note for investment purposes nor (b) buying such 2032 Note for resale to a third party that either is not a bank or holding such 2032 Note for investment purposes only;

•any tax, assessment or other governmental charge imposed in whole or in part by reason of such holder’s or beneficial owner’s past or present status as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation, a foreign private foundation or other tax-exempt organization; or
•any combinations of items identified in the bullet points above.
The 2028 Notes and the 2034 Notes
In this subsection only, references to “Notes” means the 2028 Notes together with the 2034 Notes.
We will pay to the holder of any Notes that is beneficially owned by a United States alien holder such additional amounts as may be necessary so that every net payment of principal of and interest on the Notes, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such Notes to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:
•any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of such Notes (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;
•any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the Notes for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
•any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;
•any tax, assessment or other governmental charge imposed by reason of such holder’s or beneficial owner’s past or present status as a passive foreign investment company (including a qualified electing fund), a controlled foreign corporation, a personal holding company or a foreign personal holding company with respect to the United States;
•any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such Notes;
•any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any Notes if such payment can be made without withholding by any other paying agent;
•any tax, assessment or other governmental charge that is imposed by reason of a holder’s or beneficial owner’s present or former status as (i) the actual or constructive owner of 10% or more of the total combined voting power of Jefferies Financial Group Inc. stock, as determined for purposes of Section 871(h)(3)(B) of the Code, (or any successor provision) or (ii) a controlled foreign corporation that is related to us, as determined for purposes of Section 881(c)(3)(C) of the Code (or any successor provision);
•any tax, assessment or other governmental charge that would not have been imposed or withheld but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements under U.S. income tax laws, including any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the United States, of the holder or beneficial owner of such Notes, if such compliance is required by U.S. income tax laws, including any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge;
•any tax, assessment or other governmental charge imposed or required pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (commonly referred to as “FATCA”), or imposed under any substantially similar successor legislation, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection therewith;

•any tax, assessment or other governmental charge imposed solely because the holder or the beneficial owner of such Notes (i) is a bank purchasing such Notes in the ordinary course of its lending business or (ii) is a bank that is neither (a) buying such Notes for investment purposes nor (b) buying such Notes for resale to a third party that either is not a bank or holding such Notes for investment purposes only;
•any tax, assessment or other governmental charge imposed in whole or in part by reason of such holder’s or beneficial owner’s past or present status as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation, a foreign private foundation or other tax-exempt organization; or
•any combinations of items identified in the bullet points above.
Covenants with respect to the Notes
The 2027 Notes and the 2032 Notes
Limitations on Liens. The Senior Indenture provides that we will not, and will not permit any material subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien (other than permitted liens) on, or security interest in any voting stock of any material subsidiary, without effectively providing that each series of the debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness. The indenture defines material subsidiary to be any subsidiary that represents 5% or more of our consolidated net worth as of the date of determination.
Limitations on Mergers and Sales of Assets. The Senior Indenture provides that the Company will not merge into, consolidate with or convert into, or convey, transfer or lease its assets substantially as an entirety, and another person may not consolidate with, merge into or convert into the Issuer, unless:
•either (1) the Issuer is the continuing corporation, or (2) the successor corporation, if other than the Issuer, is a domestic corporation, partnership or trust and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the Senior Indenture;
•immediately after the transaction, there would not be any default in the performance of any covenant or condition of the Senior Indenture;
•if as a result of such consolidation or merger or conversion or such conveyance, the Issuer’s assets or properties would become subject to a pledge, lien or other similar encumbrance which would not be permitted under the indenture, the Issuer or its successor takes steps as necessary to effectively secure the securities equally and ratably with (or prior to) all indebtedness secured thereby; and
•we have delivered an officers’ certificate and an opinion of counsel to the trustee as required under the Senior Indenture.
For purposes of the Senior Indenture, “corporation” is defined to include a corporation, association, company (including a limited liability company), joint-stock company, business trust or other similar entity.
Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the 2027 Notes and/or the 2032 Notes in the event of a highly leveraged transaction. Specifically, the Senior Indenture does not limit the amount of indebtedness we may incur.
The 2028 Notes and the 2034 Notes
Limitations on Liens. The 2028 Notes Indenture and the 2034 Notes Indenture each provide that we will not, and will not permit any material subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien (other than permitted liens) on, or security interest in any voting stock of any material subsidiary, without effectively providing that each series of the debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness. The 2028 Notes Indenture and the 2034 Notes Indenture each define material subsidiary to be any subsidiary that represents 5% or more of our consolidated net worth as of the date of determination.
Limitations on Mergers and Sales of Assets. The 2028 Notes Indenture and the 2034 Notes Indenture each provide that we will not merge into, consolidate with or transfer our assets substantially as an entirety (i.e., 90% or more) to any Person, unless:

•either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, (i) is an entity treated as a “corporation” for U.S. tax purposes or we obtain either (x) an opinion of tax counsel of recognized standing who is reasonably acceptable to the trustee, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such transfer, will not result in an exchange of the 2028 Notes or the 2034 Notes, as applicable, for new debt instruments for U.S. federal income tax purposes, and (ii) expressly assumes by supplemental indenture, in form satisfactory to the trustee, the due and punctual payment of the obligations evidenced by the 2028 Notes or the 2034 Notes, as applicable, and the performance of all of our other obligations under the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable;
•immediately after the transaction, no Event of Default (as defined in the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable), or event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and
•we have delivered an opinion of counsel to the trustee as required under the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable.
The restrictions in the second bullet point above shall not be applicable:
•if our Board of Directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or
•if such transaction is with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).
These provisions above shall not apply to any intracompany transfer of assets to or among any of our subsidiaries.
In the event of any transaction described in and complying with the conditions listed above in which we are not the continuing entity, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of ours under the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, and we shall thereupon be discharged from all obligations and covenants under the 2028 Notes Indenture and the 2028 Notes and the 2034 Notes Indenture and the 2034 Notes, as applicable. The successor Person may, in its discretion, add a subsidiary of ours which is a business corporation as a co-obligor on the 2028 Notes or the 2034 Notes if the successor Person is not a business corporation.
For purposes of the 2028 Notes Indenture and the 2034 Notes Indenture, “corporation” is defined to include a corporation, association, company, joint-stock company, limited liability company or business trust. “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government, or any agency or political subdivision thereof.
Other than the restrictions described above, the 2028 Notes Indenture and the 2034 Notes Indenture does not contain any covenants or provisions that would protect holders of the 2028 Notes or the 2034 Notes in the event of a highly leveraged transaction. Specifically, the 2028 Notes Indenture and the 2034 Notes Indenture do not limit the amount of indebtedness we may incur.
Book-Entry, Delivery and Form
We have obtained the information in this section concerning DTC, Clearstream, Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
The Notes were issued as fully-registered global notes which will be deposited with, or on behalf of, DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., or “Clearstream,” formerly Cedelbank, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear.” Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear. We will refer to Citibank and JPMorgan

Chase Bank in these capacities as the “U.S. Depositaries.” Beneficial interests in the global notes will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Notes represented by a global note can be exchanged for definitive Notes, in registered form only if:
•DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;
•at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;
•we in our sole discretion determine that global note will be exchangeable for definitive Notes, in registered form and notify the trustee of our decision; or
•an event of default with respect to the Notes represented by that global note, has occurred and is continuing.
A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive Notes, issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof in registered form for the same aggregate amount. The definitive Notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.
We will make principal and interest payments on all Notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the sole registered owner and the sole holder of the Notes represented by the global note, for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:
•any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a Note represented by a global note;
•any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or
•the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry Notes may be more difficult to pledge because of the lack of a physical note.
DTC
So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, will be considered the sole owner and holder of the Notes represented by that global note for all purposes of the indenture. Owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered owners or holders of Notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their Notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.
DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.
DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Euroclear has further advised us that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.
Global Clearance and Settlement Procedures
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.
Events of Default
The 2027 Notes and the 2032 Notes
In this subsection only, references to “Notes” means the 2027 Notes together with the 2032 Notes.
Each of the following events will constitute an event of default under the Senior Indenture with respect to the Notes issued:
•default in the payment of any interest upon any debt security of such series when it becomes due and payable, and continuance of such default for a period of 30 days; or
•default in the payment of the principal of or any premium on any debt security of such series when due; or
•our failure to make any required scheduled installment payment, for 30 days on debt securities of such series; or
•failure to perform for 90 days after notice any other covenant in the Senior Indenture other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; or

•our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $50,000,000; or
•certain bankruptcy, or insolvency events, whether voluntary or not.
If an event of default regarding debt securities of any series issued under the Senior Indenture should occur and be continuing, either the trustee or the holders of 51% in the principal amount of outstanding debt securities of such series may declare the debt security of that series due and payable. We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the Senior Indenture during the preceding year.
No event of default regarding one series of debt securities issued under the Senior Indenture is necessarily an event of default regarding any other series of debt securities.
Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the Senior Indenture and to waive past defaults regarding such series. The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity satisfactory to the trustee.
If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the Senior Indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.
Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 51% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give reasonable indemnity satisfactory to the trustee against liabilities incurred by the trustee for taking such action.
The 2028 Notes and the 2034 Notes
Each of the following events will constitute an event of default under the 2028 Notes Indenture with respect to the 2028 Notes issued and the 2034 Notes Indenture with respect to the 2034 Notes issued:
•our failure to pay required interest on any debt security of such series for 30 days;
•our failure to pay principal or premium, if any, on any debt security of such series as and when the same shall become due, either at maturity, upon redemption, by declaration or otherwise;
•our failure to pay any sinking or purchase fund or analogous obligation when the same becomes due by the terms of the debt securities of such series for 30 days;
•our failure to perform for 90 days after notice any other covenant or warranty in the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, other than a covenant or warranty a default in the performance of which or the breach of which is elsewhere specifically dealt with in Section 5.01 of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable;
•our failure to pay when due the principal of, or interest on, or other amounts payable in respect of, any instrument evidencing or securing indebtedness of ours or any Material Subsidiary (as defined in the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable) of ours, other than the debt securities, in the aggregate of $50,000,000 or more;
•the occurrence of any event of default (other than an event of default arising from a default referred to in the immediately preceding bullet) under an instrument evidencing or securing indebtedness of ours or any Material Subsidiary of ours, other than the debt securities, in the aggregate principal amount of $50,000,000 or more resulting in the acceleration of such indebtedness, which acceleration is not rescinded or annulled pursuant to the terms of such instrument; and
•certain events of bankruptcy or insolvency, whether voluntary or not.
If any Event of Default (other than an Event of Default described in Section 5.01(g) or 5.01(h) of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable) regarding debt securities of any series issued under the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, shall have occurred and be continuing, then and in each and every such case, unless the principal of all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 51% in aggregate principal amount of outstanding securities of such series, by notice in writing to the Company (and to the trustee if given by holders), may declare the principal amount (or, if the debt securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of each debt security of that series and any and all accrued interest thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, any provision of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, or the debt securities of such series to the contrary notwithstanding. If an Event of Default specified in Section 5.01(g) or Section 5.01(h) of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, occurs, the principal amount of the debt securities of such series and any and all accrued interest thereon shall immediately become and be due and payable without any declaration or other act on the party of the trustee or any holder. No declaration of acceleration by the trustee with respect to any series of debt securities shall constitute a declaration of acceleration by the trustee with respect to any other series of debt securities, and no declaration of acceleration by the holders of at least 51% in aggregate principal amount of the outstanding securities of any series shall constitute a declaration of acceleration or other action by any of the holders of any other series of debt securities, in each case whether or not the Event of Default on which such declaration is based shall have occurred and be continuing with respect to more than one series of debt securities, and whether or not any holders of the debt securities of any such affected series shall also be holders of debt securities of any other such affected series. We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the 2028 Notes Indenture and the 2034 Notes Indenture during the preceding year.
No Event of Default regarding one series of debt securities issued under the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, is necessarily an event of default regarding any other series of debt securities.
Holders of a majority in principal amount of the outstanding securities of any series will be entitled to control certain actions of the trustee under the 2028 Notes Indenture and the 2034 Notes Indenture, as applicable, and to waive past defaults regarding such series. The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
If an Event of Default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.
Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 51% in principal amount of the outstanding securities of that series must request the trustee to take action. Holders must also offer and give reasonable indemnity satisfactory to the trustee against liabilities incurred by the trustee for taking such action.
Discharge, Defeasance and Covenant Defeasance
The 2027 Notes and the 2032 Notes
In this subsection only, references to “Notes” means the 2027 Notes together with the 2032 Notes.
The provisions for full defeasance and covenant defeasance described below apply to the Notes. When there is a defeasance and discharge, the Senior Indenture will no longer govern the Notes; we will no longer be liable for payments required by the terms of the Notes and the holders of the Notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.
Defeasance and Discharge. If there is a change in United States federal tax law, we can legally release ourselves from all payment and other obligations on the Notes. This is called full defeasance and is further described in Section 13.02 of the Senior Indenture. For us to do so, each of the following must occur:
•We must deposit in trust for the benefit of all holders of those Notes money or a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those Notes on their various due dates;
•There must be a change in current United States federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those Notes any differently than if we did not make the deposit and just repaid those Notes ourselves. Under current federal tax law, the deposit and our legal release from a Note would be treated as though we took back the Note and returned an appropriate share of the cash and notes or bonds deposited in trust. In that event, there may be a recognized gain or loss on the Note;
•We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

If we ever fully defeased a Note, the trust deposit would make any and all payments on the applicable Note. We would not be responsible for any payment in the event of any shortfall, and we will be deemed to have paid and satisfied our obligations on all outstanding Notes.
Covenant Defeasance. Under current United States law, we can make the same type of deposit described above and be released from the restriction on liens described and any other restrictive covenants relating to a Note. This is called covenant defeasance and is further described in Section 13.03 of the Senior Indenture. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any Notes, we must:
•deposit in trust for the benefit of the holders of those Notes money or a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those Notes on their various due dates; and
•deliver to the trustee a legal opinion of our counsel confirming that under current United States federal income tax law we may make the above deposit without causing the holders to be taxed on those Notes any differently than if we did not make the deposit and just repaid those Notes ourselves.
We will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such Notes, relating to the Notes (Section 13.04 of the Senior Indenture).
The 2028 Notes and the 2034 Notes
In this subsection only, references to “Notes” means the 2028 Notes together with the 2034 Notes.
The provisions for full defeasance and covenant defeasance described below apply to the Notes. When there is a defeasance and discharge, the 2028 Notes Indenture will no longer govern the 2028 Notes and the 2034 Notes Indenture will no longer govern the 2034 Notes; we will no longer be liable for payments required by the terms of the Notes and the holders of the Notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.
Defeasance and Discharge. If there is a change in applicable United States federal tax law, we can legally release ourselves from all payment and other obligations on any Notes. This is called defeasance and is further described in Section 4.02 of the 2028 Notes Indenture and Section 4.02 of the 2034 Notes Indenture. For us to do so, each of the following must occur:
•We must irrevocably deposit in trust for the benefit of all holders of those Notes money or a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on those Notes on their various due dates;
•There must be a change in current United States federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those Notes any differently than if we did not make the deposit and just repaid those Notes ourselves. Under current federal tax law, the deposit and our legal release from Notes would be treated as though we took back the Notes and returned an appropriate share of the cash and debt securities or bonds deposited in trust. In that event, there may be a recognized gain or loss on the Notes; and
•We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.
Among other customary conditions, no Event of Default shall have occurred at any time during the period ending on the 91st day after the date of the above deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of such deposit.
If we ever defeased the Notes, the trust deposit would make any and all payments on the applicable Notes. We would not be responsible for any payment in the event of any shortfall, and we will be deemed to have paid and satisfied our obligations on all outstanding Notes.
Covenant Defeasance. Under current United States law, we can make the same type of deposit described above and be released from the restrictive covenants relating to the Notes that may be described in the applicable prospectus supplement. This is called covenant defeasance and is further described in Section 4.03 of the 2028 Notes Indenture and Section 4.03 of the 2034 Notes Indenture. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any Notes, we must:

•deposit in trust for the benefit of the holders of those Notes money or a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those Notes on their various due dates; and
•deliver to the trustee a legal opinion of our counsel confirming that under current United States federal income tax law we may make the above deposit without causing the holders to be taxed on those Notes any differently than if we did not make the deposit and just repaid those Notes ourselves.
Modification of the Indentures
The 2027 Notes and the 2032 Notes
Under the Senior Indenture, except as may otherwise be provided pursuant to Section 3.01 for all or any specific securities of any series, without the consent of any holders, when authorized by a board resolution at any time, we and the trustee may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:
•to evidence the succession of another person to us and the assumption by any such successor of the covenants of us herein and in the securities or to add a Co-Issuer of any series of securities;
•to add to our covenants for the benefit of the holders of all or any securities of any series (and if such covenants are to be for the benefit of less than all securities of any series, stating that such covenants are expressly being included solely for the benefit of such securities within such series) or to surrender any right or power herein conferred upon us with regard to all or any securities of any series (and if any such surrender is to be made with regard to less than all securities of any series, stating that such surrender is expressly being made solely with regard to such securities within such series);
•to add any additional events of default for the benefit of the holders of all or any securities of any series (and if such additional events of default are to be for the benefit of less than all securities of any series, stating that such additional events of default are expressly being included solely for the benefit of such securities within such series);
•to add to or change any of the provisions of the Senior Indenture to such extent as shall be necessary to permit or facilitate the issuance of securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities in uncertificated form;
•to add to, change or eliminate any of the provisions of the Senior Indenture in respect of all or any securities of any series (and if such addition, change or elimination is to apply with respect to less than all securities of any series, stating that it is expressly being made to apply solely with respect to such securities within such series), provided that any such addition, change or elimination (A) shall neither (i) apply to any security issued prior to the execution of such indentures and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such security with respect to such provision or (B) shall become effective only when there is no such security outstanding;
•to secure the securities pursuant to the requirements of Section 8.01(3), Section 10.05 or otherwise;
•to establish the form or terms of all or any securities of any series as permitted by Sections 2.01 and 3.01;
•to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the securities of one or more series and to add to or change any of the provisions of the Senior Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of Section 6.11;
•to add to or change any of the provisions of the Senior Indenture with respect to any securities that by their terms may be converted into securities or other property other than securities of the same series and of like tenor, in order to permit or facilitate the issuance, payment or conversion of such securities;
•to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Senior Indenture, provided that such action shall not adversely affect the interests of the holders of any securities in any material respect;
•to comply with any requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) or the requirements of the Commission in connection with maintaining the qualification of the Indentures under the Trust Indenture Act; or

•to make any change that does not adversely affect the rights of the holders of securities of each series affected by such change in any material respect.
We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the Senior Indenture or the rights of the holders of the securities of such series.
No such modification may, without the consent of each holder of an affected security:
•extend the fixed maturity of any such securities;
•reduce the rate or change the time of payment of interest on such securities;
•reduce the principal amount of such securities or the premium, if any, on such securities;
•change any obligation of ours to pay additional amounts;
•reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;
•adversely affect the right of repayment or repurchase at the option of the holder;
•reduce or postpone any sinking fund or similar provision;
•change the currency or currency unit in which any such securities are payable or the right of selection thereof;
•impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;
•reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or
•change any obligation of ours to maintain an office or agency.
The 2028 Notes and the 2034 Notes
Under the 2028 Notes Indenture and the 2034 Notes Indenture, except as may otherwise be provided pursuant to Section 3.01 for all or any specific debt securities of any series, without the consent of any holders, when authorized by a board resolution at any time, we and the trustee may enter into one or more supplemental indentures (which shall conform to the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”) as in force at the date of their execution), in form satisfactory to the trustee, for any of the following purposes:
•to evidence the succession of another corporation to us, or successive successions, and the assumption by any such successor of our covenants, agreements and obligations pursuant to Article 8 of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable;
•to add to our covenants such further covenants, restrictions or conditions for the protection of the holders of the debt securities of any or all series as we and the trustee shall consider to be for the protection of the holders of the debt securities of any or all series or to surrender any right or power conferred upon us in the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable (and if such covenants or the surrender of such right or power are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included or such surrenders are expressly being made solely for the benefit of one or more specified series);
•to cure any ambiguity, to correct or supplement any provision of the 2028 Notes Indenture or the 2034 Notes Indenture which may be inconsistent with any other provision of the 2028 Notes Indenture or the 2034 Notes Indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the 2028 Notes Indenture or the 2034 Notes Indenture that do not adversely affect the interests of the holders of debt securities of any series in any material respect;
•to add to the 2028 Notes Indenture or the 2034 Notes Indenture such provisions as may be expressly permitted by the TIA, excluding, however, the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, was executed or any corresponding provision in any similar federal statute hereafter enacted;
•to add guarantors or co-obligors with respect to any series of debt securities;

•to secure any series of debt securities;
•to establish any form of debt security, as provided in Article 2 of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, and to provide for the issuance of any series of debt securities, as provided in Article 3 of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, and to set forth the terms thereof, and/or to add to the rights of the holders of the debt securities of any series;
•to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the 2028 Notes Indenture or the 2034 Notes Indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the 2028 Notes Indenture or the 2034 Notes Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of Section 6.11 of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable;
•to add any additional Events of Default in respect of the debt securities of any or all series (and if such additional Events of Default are to be in respect of less than all series of debt securities, stating that such Events of Default are expressly being included solely for the benefit of one or more specified series);
•to comply with the requirements of the Commission in connection with the qualification of the 2028 Notes Indenture or the 2034 Notes Indenture under the TIA; or
•to make any change in any series of debt securities that does not adversely affect in any material respect the interests of the holders of such debt securities.
We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of a series, modify the 2028 Notes Indenture or the 2034 Notes Indenture or the rights of the holders of the debt securities of such series.
No such modification may, without the consent of each holder of an affected debt security:
•change the scheduled maturity date or the stated payment date of any payment of premium or interest payable on any debt security, or reduce the principal amount thereof, or any amount of interest or premium payable thereon;
•change the method of computing the amount of principal of any debt security or any interest payable thereon on any date, or change any place of payment where, or the coin or currency in which, any debt security or any payment of premium or interest thereon is payable;
•impair the right to institute suit for the enforcement of any payment described in clauses (a) or (b) on or after the same shall become due and payable, whether at Maturity or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;
•change or waive the redemption or repayment provisions of any series;
•reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences, provided for in the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable;
•modify any of the provisions of Section 9.02 or Section 5.13 of the 2028 Notes Indenture or Section 9.02 or Section 5.13 of the 2034 Notes Indenture, as applicable, except to increase any such percentage or to provide that certain other provisions of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable, cannot be modified or waived without the consent of the holder of each outstanding security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in Section 9.02 of the 2028 Notes Indenture Section 9.02 of the 2034 Notes Indenture, as applicable, or the deletion of this proviso, in accordance with the requirements of Sections 6.11 and 9.01(h) of the 2028 Notes Indenture or Sections 6.11 and 9.01(h) of the 2028 Notes Indenture, as applicable;
•adversely affect the ranking or priority of any series;
•release any guarantor or co-obligor from any of its obligations under its guarantee of the debt securities or the 2028 Notes Indenture or the 2034 Notes Indenture, except in compliance with the terms of the 2028 Notes Indenture or the 2034 Notes Indenture, as applicable; or

•waive any Event of Default pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c) of the 2028 Notes Indenture or pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c) of the 2034 Notes Indenture, as applicable, with respect to such debt security.
Concerning the Trustee under the Indenture
We have and may continue to have banking and other business relationships with The Bank of New York Mellon, or any subsequent trustee, in the ordinary course of business.